Exhibit 99.1

Seadrill Announces Fourth Quarter and Full Year 2024 Results

Hamilton, Bermuda, February 26, 2025 - Seadrill Limited (“Seadrill” or the “Company”) (NYSE: SDRL) today announced its fourth quarter and full year 2024 results.

Highlights

•	Delivered net income of $446 million and Adjusted EBITDA(1) of $378 million in 2024

•	Secured long-term contracts for West Jupiter and West Tellus, adding $1 billion in backlog

•	Exited benign jack-up market through divestment of West Prospero for $45 million in cash proceeds

•	Finished the quarter with a cash balance of $505 million

•	Repurchased $100 million of shares during the fourth quarter, increasing total share repurchases to $792 million, or 22%, of issued share count since initiating repurchase programs in September 2023

Financial Highlights

Figures in USD million, unless otherwise indicated	Three months ended December 31, 2024	Three months ended September 30, 2024
Total Operating Revenues	289	354
Contract Revenues	204	263
Net income	101	32
Adjusted EBITDA(1)	28	93
Adjusted EBITDA Margin(1)	9.7%	26.3%
Diluted Earnings Per Share ($)	1.54	0.49

“During the fourth quarter, we secured long-term contracts for West Jupiter and West Tellus, adding $1 billion in backlog; sold the cold-stacked West Prospero at a favorable valuation compared to recent sales by our peers; and repurchased $100 million of shares under our share repurchase program,” said President and Chief Executive Officer, Simon Johnson. “With a strong balance sheet, and durable backlog that extends meaningfully into 2029, we are well-positioned to navigate any market volatility.”

Financial and Operational Results

Fourth quarter 2024 operating revenues totaled $289 million, compared to $354 million in the prior quarter, a decrease of 18%, primarily due to lower contract revenues. Contract revenues were $204 million, a sequential decrease of 22%, due to fewer operating days following scheduled contract completions for the West Phoenix and West Capella and planned out-of-service time for the West Neptune. Management contract revenues were $62 million in the fourth quarter, consistent with the prior quarter. Leasing revenues were also in line, with the fourth quarter at $8 million, compared to $9 million in the third quarter. Reimbursable revenues were $15 million for the quarter.

Fourth quarter 2024 total operating expenses increased by 5% to $323 million, compared to $307 million in the third quarter. The impact of reduced vessel and rig operating expenses was offset by increases in merger and integration related expenses, management contract expenses and selling, general and administrative expenses. Vessel and rig operating expenses decreased $8 million, or 5%, to $164 million due to fewer operating days. Merger and integration related expenses, an adjusting item to Adjusted EBITDA(1), increased $15 million, to $17 million due to additional costs following the handover of the final Aquadrill drillships in the fourth quarter. Management contract expenses increased $6 million, or 13%, to $51 million due to the timing of planned repair and maintenance projects. Reimbursable expenses of $15 million offset reimbursable revenues. Selling, general, and administrative expenses increased $4 million, to $31 million, primarily due to adjustments to year-end accruals and severance costs following steps taken in the fourth quarter to reduce the Company’s cost base.

Income tax benefit was $133 million for the fourth quarter, compared to income tax expense of $7 million in the prior quarter. Favorable resolution of uncertain tax positions and the partial release of valuation allowances drove the benefit in the fourth quarter.

Net income for the fourth quarter was $101 million. Adjusted EBITDA(1) was $28 million, compared to $93 million in the prior quarter.

Balance Sheet and Cash Flow

At quarter-end, Seadrill had gross principal debt of $625 million and $505 million in cash and cash equivalents, including $27 million of restricted cash, for a net debt position of $120 million. Net cash provided by operating activities during the fourth quarter of 2024 was $7 million. Capital expenditures were $132 million, mostly related to contract preparation for West Auriga and West Polaris, in addition to the planned survey and upgrades for West Neptune. Payments for long-term maintenance, reported in operating cash flows were $94 million, with $38 million in capital upgrades captured in investing cash flows. Free Cash Flow(1) was negative $31 million. In addition, the cold-stacked benign jack-up West Prospero was sold in December 2024 for cash proceeds of $45 million.

During the fourth quarter, Seadrill repurchased a total of approximately 2.5 million shares for $100 million under its current $500 million share repurchase authorization. Since initiating its repurchase programs in September 2023, the Company has returned a total of approximately $792 million to shareholders, repurchasing a total of approximately 17.8 million shares, reducing issued share count by approximately 22%.

Commercial Activity

•

In December 2024, the West Jupiter and the West Tellus secured long-term contracts with Petrobras in Brazil. The 1,095 day contracts, scheduled to commence in the first and second quarter of 2026 respectively, add $1 billion in backlog, securing the rigs’ utilization into 2029.

•

The West Vela drilled its most recent well ahead of schedule. Following exceptional operational performance, the rig secured 40 days of additional work and added approximately $20 million in backlog, which is expected to keep the rig working into September 2025.

•	The Sevan Louisiana continued its existing contract with an independent operator in the U.S. Gulf, securing the rig’s services into June 2025.

As of February 26, 2025, Seadrill’s Order Backlog(2) was approximately $3.0 billion. For 2025, the Company has approximately 75% of available rig days contracted across its marketed and managed rig fleet. The Company today provided an updated fleet status report on the Investor Relations section of its website, www.seadrill.com.

Operational Updates

•

The West Auriga and West Polaris commenced their contracts with Petrobras on December 20, 2024 and February 18, 2025, respectively. The West Polaris commencement was impacted by the commissioning and testing of upgraded equipment.

•	The West Tellus incurred 50 days of downtime during the first quarter of 2025 responding to regulatory matters in Brazil.

•	The West Neptune recommenced drilling activities on February 16, 2025, following the completion of the planned survey and upgrades. The timeline was affected by vendor issues and adverse weather.

Conference Call Information

The Company will host a conference call to discuss its results on Thursday, February 27 at 09:00 CT / 16:00 CET. Interested participants may join the call by dialing +1 (800) 715-9871 (Conference ID: 5348977) at least 15 minutes prior to the scheduled start time. The Company will webcast the call live on the Investor Relations section of its website, where a replay will be available afterwards.

About Seadrill

Seadrill is setting the standard in deepwater oil and gas drilling. With its modern fleet, experienced crews, and advanced technologies, Seadrill safely, efficiently, and responsibly unlocks oil and gas resources for national, integrated, and independent oil companies. For further information, visit www.seadrill.com.

Contact

Kevin Smith

Vice President of Corporate Finance and Investor Relations

ir@seadrill.com

(1)	These are non-GAAP measures. For a definition and a reconciliation to the most comparable GAAP measure, see Appendices.
(2)

Order Backlog includes all firm contracts at the contractual operating dayrate multiplied by the number of days remaining in the firm contract period. It includes management contract revenues and lease revenues from bareboat charter arrangements and excludes revenues for mobilization, demobilization, contract preparation, and other incentive provisions and backlog relating to non-consolidated entities.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this news release, including, without limitation, those regarding the Company’s outlook and guidance, plans, strategies, business prospects, financial performance, operations, rig activity, share repurchases and changes and trends in its business and the markets in which it operates, are forward-looking statements. These forward-looking statements can often, but not necessarily, be identified by the use of forward-looking terminology, including the terms “assumes”, “projects”, “forecasts”, “estimates”, “expects”, “anticipates”, “believes”, “plans”, “intends”, “may”, “might”, “will”, “would”, “can”, “could”, “should” or, in each case, their negative, or other variations or comparable terminology. These statements are based on management’s current plans, expectations, assumptions and beliefs concerning future events impacting the Company and therefore involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: those described under Item 3D, “Risk Factors” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 27, 2024, offshore drilling market conditions including supply and demand, dayrates, customer drilling programs and effects of new or reactivated rigs on the market, contract awards and rig mobilizations, contract backlog, dry-docking and other costs of maintenance, special periodic surveys, upgrades and regulatory work for the drilling rigs in the Company’s fleet, the performance of the drilling rigs in the Company’s fleet, delay in payment or disputes with customers, the Company’s ability to successfully employ its drilling units, procure or have access to financing, ability to comply with loan covenants, fluctuations in the international price of oil, international financial market conditions, inflation, changes in governmental regulations that affect the Company or the operations of the Company’s fleet, increased competition in the offshore drilling industry, the review of competition authorities, the impact of global economic conditions and global health threats, pandemics and epidemics, our ability to maintain relationships with suppliers, customers, employees and other third parties, our ability to maintain adequate financing to support our business plans, our ability to successfully complete and realize the intended benefits of any mergers, acquisitions and divestitures, and the impact of other strategic transactions, our liquidity and the adequacy of cash flows to satisfy our obligations, future activity under and in respect of the Company’s share repurchase program, our ability to satisfy (or timely cure any noncompliance with) the continued listing requirements of the New York Stock Exchange, the cancellation of drilling contracts currently included in reported contract backlog, losses on impairment of long-lived fixed assets, shipyard, construction and other delays, the results of meetings of our shareholders, political and other uncertainties, including those related to the conflicts in Ukraine and the Middle East, and any related sanctions, the effect and results of litigation, regulatory matters, settlements, audits, assessments and contingencies, including any litigation related to acquisitions or dispositions, the concentration of our revenues in certain geographical jurisdictions, limitations on insurance coverage, our ability to attract and retain skilled personnel on commercially reasonable terms, the level of expected capital expenditures, our expected financing of such capital expenditures and the timing and cost of completion of capital projects, fluctuations in interest rates or exchange rates and currency devaluations relating to foreign or U.S. monetary policy, tax matters, changes in tax laws, treaties and regulations, tax assessments and liabilities for tax issues, legal and regulatory matters in the jurisdictions in which we operate, customs and environmental matters, the potential impacts on our business resulting from decarbonization and emissions legislation and regulations, the impact on our business from climate change generally, the occurrence of cybersecurity incidents, attacks or other breaches to our information technology systems, including our rig operating systems, and other important factors described from time to time in the reports filed or furnished by us with the SEC.

The foregoing risks and uncertainties are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond our control. In many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or to any person(s) acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. We expressly disclaim any obligations or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or beliefs with regard to the statement or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law.

Investors should note that we announce material financial information in SEC filings, press releases and public conference calls. Based on guidance from the SEC, we may use the Investors section of our website (www.seadrill.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. The information on our website is not part of, and is not incorporated into, this news release.

Seadrill Limited

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In $ millions, except per share data)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Operating revenues
Contract revenues	204	315	1,009	1,154
Reimbursable revenues (1)	15	19	70	58
Management contract revenues (1)	62	60	247	245
Leasing revenues (1)	8	11	54	33
Other revenues (1)	—	3	5	12

Total operating revenues	289	408	1,385	1,502

Operating expenses
Vessel and rig operating expenses	(164)	(220)	(681)	(705)
Reimbursable expenses	(15)	(18)	(68)	(55)
Depreciation and amortization	(45)	(44)	(168)	(155)
Management contract expense	(51)	(45)	(175)	(174)
Merger and integration related expenses	(17)	(3)	(24)	(24)
Selling, general and administrative expenses	(31)	(26)	(107)	(74)

Total operating expenses	(323)	(356)	(1,223)	(1,187)

Other operating items
Gain on disposals	31	—	234	14
Other operating income	—	—	16	—

Total other operating items	31	—	250	14

Operating (loss)/profit	(3)	52	412	329
Financial and other non-operating items
Interest income	5	13	25	35
Interest expense	(15)	(15)	(61)	(59)
Share in results from associated companies (net of tax)	4	10	(9)	37
Other financial items	(23)	(6)	(34)	(25)

Total financial and other non-operating items, net	(29)	2	(79)	(12)

Profit before income taxes	(32)	54	333	317
Income tax benefit/(expense)	133	19	113	(17)

Net income	101	73	446	300

Basic EPS ($)	1.58	0.97	6.56	4.23
Diluted EPS ($)	1.54	0.95	6.37	4.12

(1)

Includes revenue received from related parties of $73 million and $319 million, for the three months and year ended December 31, 2024, respectively, and $79 million and $298 million for the three months and year ended December 31, 2023, respectively.

Seadrill Limited

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In $ millions, except share data)

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	478	697
Restricted cash	27	31
Accounts receivables, net	193	222
Amounts due from related parties, net	—	9
Other current assets	230	199

Total current assets	928	1,158

Non-current assets
Investment in associated companies	68	90
Drilling units	2,946	2,858
Deferred tax assets	63	46
Equipment	5	10
Other non-current assets	146	56

Total non-current assets	3,228	3,060

Total assets	4,156	4,218

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	118	53
Other current liabilities	383	336

Total current liabilities	501	389

Non-current liabilities
Long-term debt	610	608
Deferred tax liabilities	11	9
Other non-current liabilities	116	229

Total non-current liabilities	737	846

Commitments and contingencies
SHAREHOLDERS’ EQUITY
Common shares of par value US$0.01 per share: 375,000,000 shares authorized at December 31, 2024 (December 31, 2023: 375,000,000) and 62,154,422 issued at December 31, 2024 (December 31, 2023: 74,048,962)	1	1
Additional paid in capital	1,969	2,480
Accumulated other comprehensive income	1	1
Retained earnings	947	501

Total shareholders’ equity	2,918	2,983

Total liabilities and shareholders’ equity	4,156	4,218

Seadrill Limited

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In $ millions)

	Year ended December 31,
	2024	2023
Cash Flows from Operating Activities
Net income	446	300
Adjustments to reconcile net income to net cash provided by operating activities:
Change in allowance for credit losses	—	(1)
Depreciation and amortization	168	155
Gain on disposal of assets	(234)	(14)
Amortization of debt issue costs	4	2
Share in results from associated companies (net of tax)	9	(37)
Deferred tax benefit	(13)	(13)
Share based compensation expense	17	8
Other	5	1
Other cash movements in operating activities
Payments for long-term maintenance	(261)	(108)
Changes in operating assets and liabilities, net of effect of acquisitions and disposals
Trade accounts receivable	29	(25)
Trade accounts payable	65	(34)
Prepaid expenses/accrued revenue	(24)	(1)
Deferred revenue	22	1
Deferred mobilization costs	(92)	25
Related party receivables	9	19
Other assets	2	(22)
Other liabilities	(64)	31

Net cash flows provided by operating activities	88	287

Cash Flows from Investing Activities
Additions to drilling units and equipment	(157)	(101)
Proceeds from disposal of assets	383	14
Net proceeds from disposal of business	—	21
Acquisition of subsidiary	—	24
Proceeds from sales of tender-assist units	—	84

Net cash flows provided by investing activities	226	42

Cash Flows from Financing Activities
Shares repurchased	(532)	(263)
Proceeds from debt	—	576
Repayments of secured credit facilities	—	(478)
Share issuance costs	—	(4)
Debt issuance costs	—	(31)

Net cash used in by financing activities	(532)	(200)

Effect of exchange rate changes on cash	(5)	1

Net (decrease)/increase in cash and cash equivalents, including restricted cash	(223)	130
Cash and cash equivalents, including restricted cash, at beginning of the period	728	598

Cash and cash equivalents, including restricted cash, at the end of period	505	728

Supplementary disclosure of cash flow information
Interest paid	(54)	(36)
Net taxes paid	(17)	(24)

Appendix I - Reconciliation of Net income to Adjusted EBITDA (Unaudited)

Adjusted EBITDA represents Net income before depreciation and amortization, taxes, total financial items and other income and similar non-cash charges. Additionally, in any given period, the Company may have significant, unusual or non-recurring items which may be excluded from Adjusted EBITDA for that period. When applicable, these items are fully disclosed and incorporated into the reconciliation provided below. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of Total operating revenues. Adjusted EBITDA excluding Reimbursables, represents Adjusted EBITDA, excluding Reimbursable revenues and Reimbursable expenses. Adjusted EBITDA Margin excluding Reimbursables represents Adjusted EBITDA excluding Reimbursables as a percentage of Total operating revenues excluding Reimbursable revenues.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA excluding Reimbursables and Adjusted EBITDA Margin excluding Reimbursables are non-GAAP financial measures. The Company believes that the aforementioned non-GAAP financial measures assist investors by excluding the potentially disparate effects between periods of depreciation and amortization, income tax benefit/expense, total financial items and other income, merger and integration related expenses, gain on disposals and other adjustments specified, which are affected by various and possibly changing financing methods, capital structure and historical cost basis and which may significantly affect Net income between periods.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA excluding Reimbursables and Adjusted EBITDA Margin excluding Reimbursables should not be considered as alternatives to Net income or any other indicator of Seadrill Limited’s performance calculated in accordance with GAAP. Because the definitions of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA excluding Reimbursables and Adjusted EBITDA Margin excluding Reimbursables (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.

The tables below reconcile Net income, the most directly comparable GAAP measure, to Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA excluding Reimbursables and Adjusted EBITDA Margin excluding Reimbursables.

Figures in USD million, unless otherwise indicated	Three months ended December 31, 2024	Three months ended September 30, 2024	Year ended December 31, 2024
Net income (a)	101	32	446
Depreciation and amortization	45	42	168
Income tax (benefit)/expense	(133)	7	(113)
Total financial items and other income	29	8	79
Merger and integration related expenses	17	2	24
Gain on disposals	(31)	—	(234)
Other adjustments (1)	—	2	8

Adjusted EBITDA (b)	28	93	378

Total operating revenues (c)	289	354	1,385
Net income margin (a)/(c)	34.9%	9.0%	32.2%
Adjusted EBITDA margin (b)/(c)	9.7%	26.3%	27.3%

Figures in USD million, unless otherwise indicated	Three months ended December 31, 2024	Three months ended September 30, 2024
Adjusted EBITDA (b)	28	93
Reimbursable revenues	(15)	(20)
Reimbursable expenses	15	19

Adjusted EBITDA excluding Reimbursables (d)	28	92

Total operating revenues (c)	289	354
Reimbursable revenues	(15)	(20)

Total operating revenues excluding Reimbursable revenues (e)	274	334

Adjusted EBITDA margin excluding Reimbursables (d)/(e)	10.2%	27.5%

(1)	Primarily related to costs associated with the closure of the Company’s London office, announced in 2023.

Appendix II - Contract Revenues Supporting Information (Unaudited)

Contract Revenues Supporting Information(1)	Three months ended December 31, 2024	Three months ended September 30, 2024
Average number of rigs on contract(2)	8	10
Average contractual dayrates(3) (in $ thousands)	289	304
Economic utilization(4)	93.0%	95.3%

(1)	Excludes three drillships managed on behalf of Sonadrill (West Gemini, Sonangol Quenguela, Sonangol Libongos); and excludes rig bareboat chartered to Sonadrill (West Gemini).
(2)	The average number of rigs on contract is calculated by dividing the aggregate days the Company’s rigs were on contract during the reporting period by the number of days in that reporting period.
(3)	The average contractual dayrate is calculated by dividing the aggregate contractual dayrates during a reporting period by the aggregate number of days for the reporting period.
(4)

Economic utilization is defined as dayrate revenue earned during the period, excluding bonuses, divided by the contractual operating dayrate, multiplied by the number of days on contract in the period. If a drilling unit earns its full operating dayrate throughout a reporting period, its economic utilization would be 100%. However, there are many situations that give rise to a dayrate being earned that is less than the contractual operating rate, such as planned downtime for maintenance. In such situations, economic utilization reduces below 100%.

Appendix III - Reconciliation of Net cash flows provided by/(used in) operating activities to Free Cash Flow (Unaudited)

The Company also presents Free Cash Flow as a non-GAAP liquidity measure. Free Cash Flow is calculated as Net cash provided by/(used in) operating activities less additions to drilling units and equipment. The Company believes Free Cash Flow is useful to investors, as it allows greater transparency of the generation or utilization of cash by the business. Because the definition of Free Cash Flow may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies. The table below reconciles Net cash flows provided by/(used in) operating activities, the most directly comparable GAAP measure, to Free Cash Flow for the three months ended December 31, 2024 and September 30, 2024.

Figures in USD million	Three months ended December 31, 2024	Three months ended September 30, 2024
Net cash flows provided by/(used in) operating activities	7	(27)
Additions to drilling units and equipment	(38)	(53)
Free Cash Flow	(31)	(80)